Exhibit 10.15

OMNIBUS AMENDMENT TO ASSET PURCHASE AGREEMENT, NOTE ISSUANCE AGREEMENT,

AND SENIOR SECURED CONVERTIBLE ACQUISITION NOTE, EACH DATED AS OF DECEMBER 23, 2005

This Omnibus Amendment (this “Amendment”) to the Asset Purchase Agreement (the “APA”), Note Issuance Agreement (the “NIA”) and Senior Secured Convertible Acquisition Note (the “Note”), each dated as of December 23, 2005 (collectively, the APA, the NIA and the Note, the “Agreements” and each an “Agreement”) is made as of January 31, 2007, by and between Targanta Therapeutics Corporation, a Delaware corporation (“Targanta US”) and InterMune, Inc., a Delaware corporation (“InterMune”).

WHEREAS, on or around the date hereof, Targanta US shall enter into a Series C Preferred Stock, Class C Exchangeable Shares and Warrant Purchase Agreement (the “Purchase Agreement”) pursuant to which agreement Targanta US and its two Canadian subsidiaries shall issue shares of Series C Preferred Stock, Class C Exchangeable Shares and Warrants to certain investors; and

WHEREAS, it is a condition to the closing of the transactions contemplated by the Purchase Agreement that the Agreements be amended to reflect certain changes to the terms thereof and to clarify certain ambiguities contained therein; and

WHEREAS, each of the Agreements may be amended upon the written consent of each of Targanta US and InterMune;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. The parties to this Amendment hereby acknowledge and agree that the transactions contemplated by the Purchase Agreement constitute a Preferred Equity Financing (as such term is defined in the NIA). InterMune hereby acknowledges and agrees that, upon the consummation of the transactions contemplated in the Purchase Agreement, (a) its entitlement to a security interest in the assets of Targanta US shall automatically expire and be terminated; (b) the Collateral Documents (as such term is defined in the NIA) shall be null and void; and (c) Targanta US and its Canadian subsidiaries shall be expressly authorized to terminate the financing statements or other documents representing such security interest on file in the State of Delaware or in Canada.

2. Targanta US hereby informs InterMune that the address of its principal executive offices and its address for notice purposes under all of the Agreements is now 222 Third Street, Suite 2300, Cambridge, MA 02142, facsimile: (617) 577-9021.

3. The definition of First Milestone set forth in Exhibit A to the APA shall be amended and restated in its entirety to read as follows:

“First Milestone” means the earlier of the date on which (i) Buyer receives FDA authorization (whether verbal or written) to conduct or (ii) the first subject is dosed in, in each case, a clinical study of the Product in the United States.

4. The definition of Second Milestone set forth in Exhibit A to the APA shall be amended and restated in its entirety to read as follows:

“Second Milestone” means the earlier of the date on which (i) Buyer receives FDA authorization (whether verbal or written) to conduct or (ii) the first subject is dosed in, in each case, a clinical study of the Product in the United States, which clinical study is designed to assess the efficacy of the Product (excluding any clinical study required to be conducted by the FDA for approval of an indication for the treatment of patients with complicated skin and skin structure infections (cSSSI) by daily IV infusion of 200 mg of Product (300 mg for patients greater than 110 kg)).

5. The following defined terms shall be added to the NIA:

“Series C Shares” means Series C-1 Shares, Series C-2 Shares and Series C-3 Shares.

“Series C-1 Shares” means shares of Purchaser’s Series C-1 Preferred Stock, par value $0.0001 per share.

“Series C-2 Shares” means shares of Purchaser’s Series C-2 Preferred Stock, par value $0.0001 per share.

“Series C-3 Shares” means shares of Purchaser’s Series C-3 Preferred Stock, par value $0.0001 per share.

6. Both Targanta US and InterMune hereby acknowledge and agree that the First Milestone has, as of the date hereof, been achieved but that the Second Milestone has not, as of the date hereof, been achieved. InterMune hereby acknowledges and agrees that, notwithstanding anything herein or in the Note to the contrary related to the timing of such events, on or prior to the fifth (5th) business day following the date of the Initial Closing (as such term is defined in the Purchase Agreement), Targanta US shall (a) issue the shares of Series C-2 Shares and Series C-3 Shares issuable to InterMune in respect of Targanta US’ achievement of the First Milestone and (b) pay to InterMune the cash payment required by Section 4.01(e) of the APA.

7. InterMune hereby waives receipt of a separate certificate, required pursuant to Section 9(d) of the Note, from the Chief Financial Officer of Targanta US, which certificate would be required to be delivered following the conversion of the Initial Conversion Amount (as defined in the Note), which conversion shall occur on or around the date hereof. Upon the consummation of the Closing and based on the achievement of the First Milestone, the parties hereto acknowledge and agree that the outstanding balance on the Note will be $7,500,000, which amount shall be converted into Series C-2 Shares and Series C-3 Shares as specified in the

Note and Section 6 above. Further, InterMune hereby waives receipt of a separate certificate, required pursuant to Section 9(d) of the Note, from the Chief Financial Officer of Targanta US, which certificate would be required to be delivered following the conversion of the Subsequent Conversion Amount related to the achievement of the First Milestone, and instead, hereby acknowledges and agrees that, following the conversion of such Subsequent Conversion Amount, the outstanding principal balance on the Note shall be $0.

8. InterMune acknowledges and agrees that the certificate delivered to it on or around the date hereof in respect of the conversion of the Initial Conversion Amount (pursuant to Section 3.02(b) of the NIA) shall be deemed also to apply to and be in respect of the conversion of the Subsequent Conversion Amount related to Targanta US’ achievement of the First Milestone such that no further certificate shall be required pursuant to Section 3.02(b) in respect of such conversion.

9. Section 1(c) of the Note shall be amended and restated in its entirety to read as follows:

(c) Unless the outstanding principal amount has already been converted into Series C Shares pursuant to Section 9, or paid in full pursuant to Section 10, or earlier due and payable upon acceleration of this Note after an Event of Default, Purchaser shall pay the outstanding principal amount of this Note on the fifth anniversary of the issuance date of this Note (the “Maturity Date”).

10. Section 8 of the Note shall be amended and restated in its entirety to read as follows:

(a) On the date Purchaser completes the Preferred Equity Financing, the principal amount of this Note shall automatically decrease by Three Million U.S. Dollars (U.S.$3,000,000) to Ten Million U.S. Dollars (U.S.$10,000,000).

(b) Subject to the satisfaction of the conditions set forth in Section 3.02 of the Note Issuance Agreement, upon the occurrence of the First Milestone, the principal amount of this Note shall automatically increase by Seven Million Five Hundred Thousand U.S. Dollars (U.S.$7,500,000).

(c) Subject to the satisfaction of the conditions set forth in Section 3.02 of the Note Issuance Agreement, upon the occurrence of the Second Milestone, the principal amount of this Note shall automatically increase by Seven Million Five Hundred Thousand U.S. Dollars (U.S.$7,500,000).

(d) If Purchaser is unable to satisfy any of the conditions precedent set forth in Section 3.02 of the Note Issuance Agreement on the date of the First Milestone or the Second Milestone, then unless such condition is waived in writing by Holder, Purchaser shall be required to pay to Holder the Acquisition Installment Payment due on such date, as applicable, in cash.

(e) Unless waived by the Holder, upon the occurrence of any of the events set forth in Sections 8(a), (b) or (c) above, the Purchaser shall provide a certificate, executed by its chief financial officer, certifying as to the principal balance of the Note that is then outstanding. If the Holder shall disagree with the principal balance of the Note set forth in the certificate, it shall notify Purchaser of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within fifteen (15) calendar days after its receipt of the certificate. In the event that the Holder does not provide such a notice of disagreement to Purchaser within such 15-day period, the Holder shall be deemed to have accepted the calculation of the principal balance of the Note, which shall be final, binding and conclusive for all purposes hereunder. In the event of any such disagreement, the Purchaser and Holder shall negotiate, in good faith, a resolution of such disagreement. If, after thirty (30) days following Purchaser’s receipt of the notice of disagreement, the Purchaser and the Holder have not reached a mutually acceptable resolution, the Purchaser and the Holder shall pursue arbitration to resolve any remaining disputes in accordance with the procedures set forth in Section 12.10(b) of the Asset Purchase Agreement.

11. Section 9(a) of the Note shall be amended and restated in its entirety to read as follows:

(a) Upon the consummation of the Preferred Equity Financing, the principal amount then outstanding under this Note, which, upon such Preferred Equity Financing, shall be $10,000,000, together with all accrued interest thereon, if any (the “Initial Conversion Amount”), shall be automatically converted into that number of fully paid and nonassessable Series C-1 Shares as is equal to the Initial Conversion Amount divided by the per share purchase price of the Series C Shares; provided, however, that only such dollar amount of the Initial Conversion Amount as may be converted into Series C-1 Shares such that Holder will not own a percent ownership of Purchaser in excess of the Ownership Limitation shall be so converted and the balance shall remain outstanding. Following the conversion of the Initial Conversion Amount into Series C-1 Shares, if, at any time thereafter, on one or more occasions, the principal balance on this Note is increased, such increased principal balance together with all accrued interest thereon, if any (the “Subsequent Conversion Amount” and, together with the Initial Conversion Amount, the “Conversion Amount”) shall be automatically converted into that number of fully paid and nonassessable Series C Shares as is equal to such Subsequent Conversion Amount divided by the original per share purchase price of Series C Shares (as adjusted in respect of stock splits, consolidations and the like in respect of the Series C Shares, the “Per Share Price”), with one-half of such Subsequent Conversion Amount converted into Series C-2 Shares and one-half into Series C-3 Shares; provided, however, that only such dollar amount of the Subsequent Conversion Amount as may be converted into Series C Shares such that Holder will not own a percent ownership of Purchaser in excess of the Ownership Limitation shall be so converted and the balance shall remain outstanding. The Series C Shares issued to Holder upon conversion of any Conversion Amount in accordance with this paragraph shall have substantially the same rights, preferences and privileges, including without limitation registration rights, as the Series C Shares purchased by the investors in the Preferred Equity Financing, and Holder shall execute a counterpart to the relevant transaction documents entered into among Purchaser and the purchasers of shares of the Series C Shares, including any registration rights agreements, shareholders agreement and voting agreements, as applicable (collectively, the “New Equity Shares Financing Documents”).

12. Section 9(b) of the Note is hereby deleted in its entirety and replaced with the following: “Reserved.”

13. Section 9(c) of the Note shall be amended and restated in its entirety to read as follows:

(c) Written notice of a Preferred Equity Financing shall be delivered to the Holder at least twenty (20) days in advance of the anticipated closing date of the Preferred Equity Financing (the “Conversion Date”), at the address for notice set forth in the Note Issuance Agreement for the Holder or by email to the Holder’s representative on the Purchaser’s Board of Directors (with a copy by email to Holder’s counsel), notifying the Holder of the conversion to be effected, including specifying (i) the anticipated Conversion Amount (as of the anticipated Conversion Date), (ii) the Per Share Price to the extent available and, if no such price per share is available, the anticipated range for such price per share, (iii) a definitive term sheet setting forth the exact rights, preferences, privileges and terms and conditions of issuance and sale of the Series C Shares, and (iv) the anticipated Conversion Date. As soon as feasible but in no event less than five (5) days in advance of the Conversion Date, Purchaser shall deliver to Holder, at the address for notice set forth in the Note Issuance Agreement for the Holder or by email to the Holder’s representative on the Purchaser’s Board of Directors (with a copy by email to Holder’s counsel), definitive (or, if definitive documents do not then exist, substantially final drafts of the) New Equity Shares Financing Documents. This Note shall automatically convert on the Conversion Date into that number of Series C Shares required and permitted under Sections 9(a) above without any further action by the Holder hereof. For the avoidance of doubt, conversions of any Subsequent Conversion Amounts shall be made automatically on the same date or dates on which the principal balance on this Note is increased as provided in Section 8 hereof. No fraction of a share will be issued and only whole shares of the Series C Shares shall be issued upon conversion. In lieu of any fractional share to which Holder would otherwise be entitled, the amount of the unconverted principal and interest balance, if any, of this Note that would otherwise be converted into such fractional shares shall (i) remain outstanding under this Note or (ii) at Purchaser’s option, shall be repaid by Purchaser without any prepayment penalty. As promptly as practicable after any conversion of this Note, Purchaser, at its sole expense, shall issue and deliver to the Holder a certificate or certificates evidencing the number of full Series C Shares issuable to Holder upon any such conversion. If the conversion of any Conversion Amount is delayed due to the Ownership Limitation, such amount shall automatically be converted into the applicable series of Series C Shares, through one or more conversions, on the first date or dates on which such conversion is possible.

14. Section 10(a) of the Note is hereby amended and restated in its entirety to read as follows:

(a) If, at any time, there should be a Liquidity Event, then on the closing of the Liquidity Event, the principal amount then outstanding under this Note (as determined in accordance with Section 8 hereof) together with all accrued interest thereon, if any (the “Outstanding Balance”) shall be automatically converted into (i) if in respect of the Initial Conversion Amount, that number of fully paid and nonassessable Series C-1 Shares as is equal to the Outstanding Balance divided by the Per Share Price and (ii) if in respect of a Subsequent Conversion Amount, that number of fully paid and nonassessable Series C-2 Shares and Series C-3 Shares as is equal to dividing the Outstanding Balance by the Per Share Price and allocating half such number to Series C-2 Shares and half such number to Series C-3 Shares.

15. The following language shall be added as a new Section 10(c)(iii):

(iii) in the case of an event that falls under the portion of the Liquidity Event definition that relates to a Qualified Public Offering, either or both of the First Milestone and the Second Milestone, whichever is as-yet unmet, shall be deemed to have been achieved, the principal balance of the Note shall be increased as if the conditions set forth in Sections 8(b) and (c) had been met and the increased principal balance then outstanding in respect of this Note pursuant to Section 8 hereof shall, upon the closing of the Qualified Public Offering, be automatically converted into shares of Purchaser’s Common Stock with the number of such fully paid and nonassessable shares calculated by assuming such outstanding principal amount had first been automatically converted into Series C Shares at the Per Share Price and then subsequently automatically converted into shares of Common Stock.

16. For purposes of clarity and as appropriate, references in the NIA and the Note to clauses (i), (ii), (iii) and (iv) of the definition of “Liquidity Event” shall be read to mean clauses of the definition of “Liquidation Event” as set forth in the certificate of incorporation of Targanta US as amended and restated from time to time and on file with the Secretary of the State of Delaware. Further, references to the Nasdaq National Market shall be read as references to the Nasdaq Global Market.

17. Section 3.02(b) of the NIA is hereby amended and restated in its entirety to read as follows:

(b) Officer’s Certificate. InterMune shall have received, in form and substance satisfactory to it a certificate in the form of Exhibit D signed by a Responsible Officer of Purchaser stating that no Event of Default has occurred and is continuing and that the representations and warranties in Sections 4.01(e), (f) and (g) of this Agreement are and remain true and correct.

18. Section 5.02(i) of the NIA is hereby deleted and all rights granted to InterMune on or after the date hereof related to its right to designate a member of the Board of Directors of Targanta US or to send an observer to meetings of the Board of Directors of Targanta US shall be governed by the Amended and Restated Unanimous Shareholders Agreement, by and among Targanta US, its Canadian subsidiaries, InterMune and the other parties thereto, dated on or around the date hereof.

19. This Amendment may be executed in one or more counterparts and with counterpart facsimile signature pages, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same agreement.

20. This Amendment is the product of both of the parties hereto, and together with the Agreements, constitutes the entire agreement between such parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the matters set forth herein.

21. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflicts of law principles. Any proceeding arising out of or relating to this Amendment may be brought in the state or federal courts located in the State of Delaware.

22. All other aspects of the Agreements shall remain unchanged and in full force and effect. From the date hereof, any reference to any of the Agreements shall be deemed to refer to any such Agreement as amended by this Amendment.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

TARGANTA THERAPEUTICS CORPORATION

By:	/s/ Mark Leuchtenberger
Name:	Mark Leuchtenberger
Title:	President and Chief Executive Officer

INTERMUNE, INC.

By:	/s/ Robin Steele
	Name:	Robin Steele
	Title:	General Counsel

Signature Page to Omnibus Amendment to Stockholder Agreements